Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
July 28, 2020		First Citizens BancShares
919.716.2716
FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR SECOND QUARTER 2020
RALEIGH, N.C. -- First Citizens BancShares Inc. (“BancShares”) (Nasdaq: FCNCA) reported strong earnings for the second quarter of 2020. Key results for the quarter ended June 30, 2020, are presented below:

SECOND QUARTER RESULTS

Q2 2020	Q2 2019	Q2 2020	Q2 2019	Q2 2020	Q2 2019	Q2 2020	Q2 2019	Q2 2020	Q2 2019
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$153.8	$119.4	$14.74	$10.56	3.14%	3.77%	1.36%	1.29%	16.43%	13.50%

YEAR-TO-DATE (YTD) RESULTS

2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$211.0	$230.7	$20.04	$20.23	3.33%	3.81%	0.98%	1.28%	11.40%	13.19%

SECOND QUARTER HIGHLIGHTS

Net income	Net income for the second quarter of 2020 totaled $153.8 million, an increase of $34.4 million, or 28.8% compared to the same quarter in 2019. Net income per common share increased to $14.74 in the second quarter of 2020, from $10.56 per share during the same quarter in 2019.

Return on average assets and equity	Return on average assets for the second quarter of 2020 was 1.36%, up from 1.29% in the same quarter in 2019. Return on average equity for the second quarter of 2020 was 16.43%, up from 13.50% in the same period of 2019.

Net interest income and net interest margin	BancShares reported total net interest income of $337.4 million for the second quarter of 2020, an increase of $10.0 million, or 3.1% compared to the same quarter in 2019. The taxable-equivalent net interest margin (“NIM”) was 3.14% for the second quarter of 2020, down 63 basis points from 3.77% during the same quarter in 2019 and down 41 basis points from 3.55% during the first quarter of 2020.

Allowance for credit losses
The allowance for credit losses (“ACL”) was $222.5 million at June 30, 2020, compared to $225.1 million at December 31, 2019. The change relates primarily to a $37.9 million reduction in the ACL as a result of adopting the Current Expected Credit Loss model (“CECL”), partially offset by a reserve build of $36.1 million due to an increase in potential loan losses related to the impact of COVID-19.

Operating performance	Noninterest income totaled $165.4 million for the second quarter of 2020, compared to $106.9 million for the same quarter of 2019, an increase of $58.5 million or 54.8%, primarily driven by favorable market value adjustments on the equity portfolio and gains on the sale of available for sale investment securities. Noninterest expense was $291.7 million for the second quarter of 2020, compared to $273.4 million during the same quarter of 2019, an increase of $18.3 million or 6.7%.

Loans and credit quality	Total loans grew to $32.42 billion, an increase of $3.54 billion, or 24.6% on an annualized basis, since December 31, 2019. Excluding $3.08 billion of loans originated under the Small Business Administration Paycheck Protection Program (“SBA-PPP”) and loans acquired in 2020, total loans increased $440.1 million since December 31, 2019, or by 3.1% on an annualized basis. The net charge-off ratio was 0.09% and 0.10% for the three and six months ended June 30, 2020, respectively, compared to 0.11% for both the three and six months ended June 30, 2019.

Deposits	Total deposits grew to $41.48 billion, an increase of $7.05 billion, or 41.2% on an annualized basis since December 31, 2019. Excluding deposits from bank acquisitions, estimated SBA-PPP and stimulus check deposits which combined totaled $3.56 billion, total deposits increased $3.49 billion since December 31, 2019, or 20.4% on an annualized basis.

Capital	During the second quarter of 2020, BancShares repurchased 346,000 shares of its Class A common stock totaling $127.0 million. At June 30, 2020, BancShares remained well capitalized with a total risk-based capital ratio of 13.6%, a Tier 1 risk-based capital ratio of 11.4%, a common equity Tier 1 ratio of 10.3% and a Tier 1 leverage ratio of 8.1%.

COVID-19 CRISIS PREPAREDNESS AND RESPONSE
Chairman and CEO, Frank B. Holding, Jr. Comments
“I’m proud of the dedication and above-and-beyond efforts of our associates to assist our customers and communities in a difficult and evolving operating environment. I’m also grateful for the opportunity to support our business clients and their vital role in the markets we serve. Even in the midst of economic uncertainty, our company realized solid balance-sheet growth and maintained a high level of liquidity, which position us well to face stresses posed by this environment. We appreciate our clients’ ongoing trust in us while we've focused on serving their financial needs and keeping them and our employees safe. We take great pride in taking care of our customers. It’s who we’ve been for 122 years, and it’s more important than ever in these unique times.”
Continued Monitoring and Response
BancShares remains in a very strong capital and liquidity position providing stability in navigating this crisis. Our leadership team continues to ensure appropriate measures are in place to protect the welfare of our employees and soundness of the organization, while continuing to support our customers. Approximately 95% of our branches have re-opened with enhanced safety protocols and our corporate locations remain at limited occupancy due to current virus trends.
As of July 24, 2020, COVID-19 related loan extensions totaled approximately $2.1 billion in outstanding loan balances, representing approximately $53 million in payment deferrals. The first wave of loans with payment deferrals have completed their extension period and the volume of extension requests declined during the second quarter. A significant portion of the original payment extensions, approximately $4.9 billion, have moved to active status as of July 24, 2020. We have not seen significant shifts in credit line utilization or declines in overall credit quality.
BancShares originated approximately 23,000 SBA-PPP loan requests with an outstanding balance of $3.08 billion at June 30, 2020. We have collected all $116.9 million in SBA-PPP related loan fees per the program terms. These fees are deferred and are being recognized in interest income over the life of the respective loans. Once the forgiveness requirements and procedures are finalized by the regulatory bodies, we anticipate acceleration of the fee income as borrower requests are processed.
Strong Liquidity and Capital Position
We maintain a strong level of liquidity. As of June 30, 2020, liquid assets (available cash and unencumbered high quality liquid assets at market value) totaled approximately $8.04 billion, representing 16.8% of consolidated assets as of June 30, 2020.
In addition to liquid assets, we had contingent sources of liquidity totaling approximately $11.97 billion in the form of Federal Home Loan Bank borrowing capacity, Federal Reserve Discount Window availability, fed funds lines and a committed line of credit.
At June 30, 2020, BancShares’ regulatory capital ratios were well in excess of Basel III capital requirements with a total risk-based capital ratio of 13.6%, a Tier 1 risk-based capital ratio of 11.4%, a common equity Tier 1 ratio of 10.3%, a Tier 1 leverage ratio of 8.1% and a capital conservation buffer of 5.4%, twice the required level of 2.5%.
NET INTEREST INCOME
Net interest income for the second quarter of 2020 totaled $337.4 million, an increase of $10.0 million, or 3.1%, compared to the second quarter of 2019. The increase in net interest income was primarily due to an increase in interest earned on loans, driven by SBA-PPP loans and organic loan growth, and lower rates paid on interest-bearing deposits, partially offset by declines in yields on other earning assets and higher borrowings. SBA-PPP loans contributed $19.0 million in interest and fee income during the quarter. The taxable-equivalent NIM was 3.14% during the second quarter of 2020, a decrease of 63 basis points from 3.77% for the comparable quarter in the prior year. The margin decline was primarily due to a decrease in yields on earning assets, partially offset by a decline in rates paid on deposits. The taxable-equivalent NIM declined 41 basis points from 3.55% in the linked quarter primarily related to declines in yields on interest-earning assets, partially offset by declines in rates paid on interest-bearing deposits.

Net interest income for the six months ended June 30, 2020, totaled $675.8 million, an increase of $28.0 million, or 4.3% compared to the same period of 2019. The change in net interest income was primarily due to SBA-PPP loans and organic loan growth, partially offset by declines in yields on other earning assets, an increase in borrowings and higher balances and rates paid on deposits (money markets and time deposits). The taxable equivalent NIM decreased 48 basis points to 3.33% compared to 3.81% for the six months ended June 30, 2019, primarily due to a decline in yield on interest earning assets coupled with an increase in total borrowings and higher rates paid on deposits.
PROVISION FOR CREDIT LOSSES
Provision expense was $20.6 million and $48.9 million for the three and six month periods ended June 30, 2020, respectively, as compared to $5.2 million and $16.9 million for the three and six month periods ended June 30, 2019, respectively. The increases for both the three and six month periods were primarily COVID-19 related as loss estimates consider the potential impact of slower economic activity and elevated unemployment, as well as potential mitigants due to unprecedented government stimulus and loan accommodations. The quarter-to-date and year-to-date provision expense includes $14.6 million and $36.1 million, respectively, of additions to the allowance for credit losses specifically related to the potential impacts of COVID-19.
Total net charge-offs in the second quarter of 2020 were $7.4 million, consistent with the second quarter of 2019. Net charge-offs were $14.9 million and $14.1 million for the six months ended June 30, 2020 and 2019, respectively. The net charge-off ratio was 0.09% and 0.10% for the three and six month periods ended June 30, 2020, respectively, compared to 0.11% for both the three and six month periods ended June 30, 2019. Excluding the impact of SBA-PPP loans on average loan balances, the net charge-off ratio was 0.10% for both the three and six month periods ended June 30, 2020.
NONINTEREST INCOME
Noninterest income for the second quarter of June 30, 2020 totaled $165.4 million, an increase of $58.5 million, or 54.8% compared to the second quarter of 2019. Excluding fair value adjustments on marketable equity securities totaling $64.6 million (including $37.0 million of realized gains) and realized gains on available for sale securities totaling $13.8 million, noninterest income was $87.1 million for the three months ended June 30, 2020, compared to $98.0 million for the same period in 2019. This $10.9 million decrease was primarily driven by an $8.3 million decrease in net service charges on deposits and a $4.2 million reduction in purchased credit impaired recoveries, which subsequent to CECL adoption are reported through the allowance for credit losses, and a $2.2 million decline in wealth advisory services income. These declines were partially offset by higher mortgage income of $4.8 million due to increased production resulting from lower mortgage interest rates.
Noninterest income for the first six months of 2020 totaled $229.4 million, an increase of $18.9 million or 9.0% compared to the same period of 2019. Noninterest income, excluding realized gains on available for sale securities totaling $33.5 million, fair value adjustments on marketable equity securities totaling $13.2 million, and impairment of mortgage servicing rights of $4.0 million, was $186.7 million for the six months ended June 30, 2020, compared to $190.3 million for the same period in 2019. This decrease was driven primarily by a $6.9 million decrease in net service charges on deposits, and a $8.2 million decrease in purchased credit impaired recoveries. These declines were partially offset by a $10.4 million increase in mortgage income due to increased production resulting from lower mortgage interest rates.
NONINTEREST EXPENSE
Noninterest expense totaled $291.7 million for the second quarter of 2020, an $18.3 million, or 6.7% increase compared to the same period in 2019. The increase was largely driven by a $10.3 million increase in personnel-related expenses primarily due to increased salaries and wages as a result of net staff additions, including personnel from acquisitions, and merit increases. This was combined with increases in processing fees paid to third parties and occupancy expenses of $3.5 million and $2.7 million, respectively.
Noninterest expense totaled $591.7 million for the first six months of 2020, a $50.6 million, or 9.4% increase compared to the same period of 2019. The increase was largely driven by a $29.1 million increase in personnel expenses as a result of merit increases and headcount from acquisitions, a $6.8 million increase in processing fees paid to third parties and a $4.1 million increase in pension expense which is recorded in other expenses.

INCOME TAXES
Income tax expense totaled $36.8 million and $36.3 million for the second quarter of 2020 and 2019, respectively, representing effective tax rates of 19.3% and 23.3% for the respective periods.
Income tax expense totaled $53.7 million and $69.6 million for the first six months of 2020 and 2019, respectively, representing effective tax rates of 20.3% and 23.2% for the respective six month periods.
The effective tax rate for the second quarter 2020 was favorably impacted by $6.9 million due to BancShares’ decision to utilize an allowable alternative for computing its 2020 federal income tax liability. Without this alternative, the effective tax rate would have been approximately 23%. The allowable alternative provides BancShares the ability to use the federal income tax rate for certain current year deductible amounts related to prior year FDIC-assisted acquisitions that was applicable when these amounts were originally subjected to tax. As a result of this favorable federal tax rate benefit, the effective tax rate for the remainder of 2020 is estimated to be approximately 21%. The actual 2020 effective tax rate will depend upon the nature and amount of future income and expenses as well as transactions with discrete tax effects.
LOANS AND DEPOSITS
At June 30, 2020, loans totaled $32.42 billion, an increase of $3.54 billion since December 31, 2019. Of this growth, $12.3 million was related to bank acquisitions and $3.08 billion to loans originated in relation to the SBA-PPP. Excluding acquired and SBA-PPP loans, total loans increased $440.1 million since December 31, 2019, or by 3.1% on an annualized basis.
At June 30, 2020, deposits totaled $41.48 billion, an increase of $7.05 billion since December 31, 2019. This growth includes $2.99 billion in SBA-PPP reciprocal deposits (estimated at the time of funding) and $526.0 million of government stimulus deposits (estimated at the time of issuance), as well as $43.0 million of deposits obtained through acquisitions. Excluding the cumulative impact of these deposits, total deposits increased $3.49 billion since December 31, 2019, or by 20.4% on an annualized basis.
ALLOWANCE FOR CREDIT LOSSES (“ACL”)
The ACL was $222.5 million at June 30, 2020, compared to $225.1 million at December 31, 2019. The ACL as a percentage of total loans was 0.69% at June 30, 2020, compared to 0.78% at December 31, 2019. The reduction was due primarily to the adoption of CECL resulting in a $37.9 million reduction in the ACL, partially offset by a reserve build of $36.1 million due to an increase in potential loan losses related to the impact of COVID-19. Excluding SBA-PPP loans, which have no associated ACL, the ACL as a percentage of total loans was 0.76% as of June 30, 2020. The ACL as of June 30, 2020, excluding SBA-PPP loans, covered approximately 7.5 times annualized year to date net charge-offs compared to 6.5 times at January 1, 2020 CECL adoption.
NONPERFORMING ASSETS
Nonperforming assets, including nonaccrual loans and other real estate owned, were $251.6 million, or 0.77% of total loans and other real estate owned at June 30, 2020, compared to $168.3 million or 0.58% at December 31, 2019. The increase was largely due to the dissolution of purchased credit impaired (“PCI”) pools as part of the adoption of CECL, which moved loans from performing PCI pools into nonaccrual status, contributing $35.9 million of nonaccrual loans as June 30, 2020. Excluding the impact of the accounting change, the nonperforming asset ratio at June 30, 2020 would have been relatively consistent with December 31, 2019.
CAPITAL TRANSACTIONS
During the second quarter of 2020, BancShares repurchased 346,000 shares of Class A common stock for $127.0 million at an average cost per share of $366.98 compared to a total of 205,500 shares of Class A common stock for $89.8 million at an average cost per share of $436.81 for the second quarter of 2019. For the six months ended June 30, 2020, BancShares repurchased 695,390 shares of Class A common stock for $286.7 million at an average cost per share of $412.23 compared to 448,500 shares of Class A common stock for $190.5 million at an average cost per share of $424.77 for the six months ended June 30, 2019. All Class A common stock repurchases completed in 2020 and 2019 were consummated under previously approved authorizations.

EARNINGS CALL DETAILS
First Citizens BancShares will host a conference call to discuss the company's financial results on Wednesday, July 29, 2020, at 9 a.m. Eastern time.
To access this call, dial:

Domestic: 833-519-1268
International: 914-800-3840
Conference ID: 9797043

The second quarter 2020 earnings presentation will be available on the company’s website at www.firstcitizens.com/earningspresentation.

After the conference call, access the replay through Aug. 6, 2020, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) with conference ID 9797043.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of June 30, 2020, BancShares had total assets of $47.87 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS
The discussions included in this Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Registrant and its management about future events. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those described in the statements. The accuracy of such forward-looking statements could be affected by factors beyond the Registrant’s control, including, but not limited to, the impacts of COVID-19 on our business or customers, the financial success or changing conditions or strategies of the Registrant’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, the delay in closing (or failure to close) one or more of our previously announced acquisition transaction(s), the failure to realize the anticipated benefits of our previously announced acquisition transaction(s), or general competitive, economic, political, and market conditions. These forward-looking statements are made only as of the date of this Press Release, and the Registrant undertakes no obligation to revise or update these statements following the date of this Press Release, except as may be required by law.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share data; unaudited)	Three months ended			Six months ended June 30
	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
SUMMARY OF OPERATIONS
Interest income	$363,257	$369,559	$350,721	$732,816	$687,645
Interest expense	25,863	31,159	23,373	57,022	39,825
Net interest income	337,394	338,400	327,348	675,794	647,820
Provision for credit losses	20,552	28,355	5,198	48,907	16,948
Net interest income after provision for credit losses	316,842	310,045	322,150	626,887	630,872
Noninterest income	165,402	64,011	106,875	229,413	210,538
Noninterest expense	291,679	299,971	273,397	591,650	541,054
Income before income taxes	190,565	74,085	155,628	264,650	300,356
Income taxes	36,779	16,916	36,269	53,695	69,638
Net income	$153,786	$57,169	$119,359	$210,955	$230,718
Net interest income, taxable equivalent	$337,965	$339,174	$328,201	$677,139	$649,573
PER COMMON SHARE DATA
Net income	$14.74	$5.46	$10.56	$20.04	$20.23
Cash dividends	0.40	0.40	0.40	0.80	0.80
Book value at period-end	367.57	351.90	319.74	367.57	319.74
CONDENSED BALANCE SHEET
Cash and due from banks	$389,233	$454,220	$284,147	$389,233	$284,147
Overnight investments	3,107,575	688,518	1,640,264	3,107,575	1,640,264
Investment securities	9,508,476	8,845,197	6,695,578	9,508,476	6,695,578
Loans and leases	32,418,425	29,240,959	26,728,237	32,418,425	26,728,237
Less allowance for credit losses	(222,450)	(209,259)	(226,583)	(222,450)	(226,583)
Other assets	2,664,935	2,574,818	2,533,451	2,664,935	2,533,451
Total assets	$47,866,194	$41,594,453	$37,655,094	$47,866,194	$37,655,094
Deposits	$41,479,245	$35,346,711	$32,719,671	$41,479,245	$32,719,671
Other liabilities	2,395,505	2,290,222	1,360,810	2,395,505	1,360,810
Shareholders’ equity	3,991,444	3,957,520	3,574,613	3,991,444	3,574,613
Total liabilities and shareholders’ equity	$47,866,194	$41,594,453	$37,655,094	$47,866,194	$37,655,094
SELECTED PERIOD AVERAGE BALANCES
Total assets	$45,553,502	$40,648,806	$37,049,030	$43,101,154	$36,338,839
Investment securities	8,928,467	7,453,159	6,803,570	8,190,813	6,797,656
Loans and leases	31,635,958	29,098,101	26,597,242	30,367,030	26,059,602
Interest-earning assets	42,795,781	38,004,341	34,674,842	40,400,061	34,056,935
Deposits	39,146,415	34,750,061	32,100,210	36,948,238	31,454,973
Interest-bearing liabilities	24,407,285	23,153,777	20,397,445	23,780,042	20,028,489
Common shareholders' equity	3,648,284	3,625,975	3,546,041	3,637,129	3,528,549
Shareholders' equity	$3,988,225	$3,682,634	$3,546,041	$3,835,430	$3,528,549
Common shares outstanding	10,105,520	10,473,119	11,286,520	10,289,320	11,402,112
SELECTED RATIOS
Annualized return on average assets	1.36%	0.57%	1.29%	0.98%	1.28%
Annualized return on average equity	16.43	6.34	13.50	11.40	13.19
Net yield on interest-earning assets (taxable equivalent)	3.14	3.55	3.77	3.33	3.81
Efficiency ratio (1)	66.8	67.2	62.9	67.0	63.4
Tier 1 risk-based capital ratio	11.4	11.4	12.0	11.4	12.0
Tier 1 common equity ratio	10.3	10.4	12.0	10.3	12.0
Total risk-based capital ratio	13.6	13.7	13.3	13.6	13.3
Tier 1 leverage capital ratio	8.1	9.0	9.4	8.1	9.4
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, fair market value adjustment on marketable equity securities, acquired recoveries previously recognized in other income, merger-related expenses and amortization of core deposits and other intangibles from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Six months ended June 30
(Dollars in thousands, unaudited)	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
ALLOWANCE FOR CREDIT LOSSES (1)
ACL at beginning of period	$209,259	$225,141	$228,775	$225,141	$223,712
Adoption of ASC 326	—	(37,924)	—	(37,924)	—
Initial PCD allowance on new acquisitions(2)	—	1,193	—	1,193	—
Provision for credit losses	20,552	28,355	5,198	48,907	16,948
Net charge-offs of loans and leases:
Charge-offs	(12,064)	(14,261)	(10,602)	(26,325)	(20,756)
Recoveries	4,703	6,755	3,212	11,458	6,679
Net charge-offs of loans and leases	(7,361)	(7,506)	(7,390)	(14,867)	(14,077)
ACL at end of period	$222,450	$209,259	$226,583	$222,450	$226,583
ACL at end of period allocated to:
PCD	$26,928	$26,916	$8,343	$26,928	$8,343
Non-PCD	195,522	182,343	218,240	195,522	218,240
ACL at end of period	$222,450	$209,259	$226,583	$222,450	$226,583
Reserve for unfunded commitments	$13,685	$10,512	$1,149	$13,685	$1,149
SELECTED LOAN DATA
Average loans and leases:
PCD	$546,998	$530,087	$544,250	$538,543	$561,574
Non-PCD	30,992,001	28,502,231	25,995,212	29,747,116	25,448,455
Loans and leases at period-end:
PCD	530,651	560,352	551,447	530,651	551,447
Non-PCD	31,887,774	28,680,607	26,176,790	31,887,774	26,176,790
RISK ELEMENTS
Nonaccrual loans and leases(3)	$197,791	$174,571	$104,975	$197,791	$104,975
Other real estate owned	53,850	55,707	46,236	53,850	46,236
Total nonperforming assets	$251,641	$230,278	$151,211	$251,641	$151,211
Accruing loans and leases 90 days or more past due(3)	$3,796	$2,970	$32,787	$3,796	$32,787
RATIOS
Net charge-offs (annualized) to average loans and leases	0.09%	0.10%	0.11%	0.10%	0.11%
ACL to total loans and leases(4):
PCD	5.07	4.80	1.51	5.07	1.51
Non-PCD	0.61	0.64	0.83	0.61	0.83
Total	0.69	0.72	0.85	0.69	0.85
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.77	0.79	0.56	0.77	0.56
(1) BancShares recorded no ACL on investment securities as part of the adoption of ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments as of January 1, 2020, March 31, 2020, or June 30, 2020.
(2) Upon adoption of ASU 2016-13 as of January 1, 2020, the concept of purchased credit impaired loans under ASC 310-30 was eliminated. Loans and leases determined at the date of acquisition, to have experienced more than insignificant credit quality since origination are accounted for under the guidance in ASC Topic 326-20, Credit Losses as purchased credit deteriorated assets. PCD loans and leases are recorded at fair value at the date of acquisition with an initial reserve booked directly to the allowance for credit losses. Provision is recorded if there is additional credit deterioration after the acquisition date. Non-PCD loans include originated and purchased non-credit deteriorated loans. Loans previously classified as PCI were determined to be PCD.
(3) Upon adoption of ASU 2016-13, we dissolved pooling of PCI loans allowed under ASC 310-30. This increased the amount of nonaccrual loans as those nonaccrual loans within performing PCI pools were previously excluded from reporting. As of January 1, 2020, there were $47.0 million of nonaccrual loans released from performing PCI pools including $24.2 million of loans that were greater than 90 days past due. Of these nonaccrual loans, $35.9 million were outstanding as of June 30, 2020.
(4) Loans originated in relation to the SBA-PPP do not have a recorded ACL. As of June 30, 2020, the ratio of ACL to total Non-PCD loans excluding SBA-PPP loans is 0.68% while the ratio of ACL to total loans excluding SBA-PPP loans is 0.76%.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$31,635,958	$326,618	4.10%	$29,098,101	$326,155	4.46%	$26,597,242	$303,803	4.54%
Investment securities:
U.S. Treasury	206,575	679	1.32	299,777	1,677	2.25	1,150,001	6,770	2.36
Government agency	657,405	1,428	0.87	721,254	4,121	2.29	383,700	3,034	3.16
Mortgage-backed securities	7,555,947	28,532	1.51	6,060,434	30,707	2.03	4,979,160	28,130	2.26
Corporate bonds	299,250	3,782	5.06	205,504	2,477	4.82	147,669	1,931	5.23
Other investments	209,290	2,236	4.30	166,190	678	1.64	143,040	626	1.76
Total investment securities	8,928,467	36,657	1.64	7,453,159	39,660	2.13	6,803,570	40,491	2.38
Overnight investments	2,231,356	553	0.10	1,453,081	4,518	1.25	1,274,030	7,280	2.29
Total interest-earning assets	$42,795,781	$363,828	3.38	$38,004,341	$370,333	3.88	$34,674,842	$351,574	4.04
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$8,562,145	$1,310	0.06%	$8,188,983	$1,701	0.08%	$7,485,693	$1,571	0.08%
Savings	2,846,557	312	0.04	2,593,869	285	0.04	2,658,974	527	0.08
Money market accounts	7,618,883	6,519	0.34	7,016,587	9,109	0.52	5,912,646	5,498	0.37
Time deposits	3,398,979	9,775	1.16	3,761,216	13,099	1.40	3,371,402	11,561	1.38
Total interest-bearing deposits	22,426,564	17,916	0.32	21,560,655	24,194	0.45	19,428,715	19,157	0.40
Securities sold under customer repurchase agreements	659,244	399	0.24	474,231	442	0.38	556,374	515	0.37
Other short-term borrowings	45,549	248	2.16	157,759	804	2.02	40,513	278	2.72
Long-term borrowings	1,275,928	7,300	2.26	961,132	5,719	2.35	371,843	3,423	3.64
Total interest-bearing liabilities	$24,407,285	$25,863	0.42	$23,153,777	$31,159	0.54	$20,397,445	$23,373	0.46
Interest rate spread			2.96%			3.34%			3.58%
Net interest income and net yield on interest-earning assets		$337,965	3.14%		$339,174	3.55%		$328,201	3.77%
(1) Loans and leases include PCD and non-PCD loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0%, as well as state income tax rates of 3.4% for all periods presented. The taxable-equivalent adjustment was $571 thousand, $774 thousand and $853 thousand for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively.